Exhibit 23


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-49718) and Form S-8 (No. 333-72269) of Micros-to-Mainframes, Inc., and in amendment No. 1 to the Registration Statement on Form S-3 (No. 333-117549) of MTM Technologies, Inc. (formerly Micros-to-Mainframes, Inc.) of our report dated July 30, 2004 and September 17, 2004 on the financial statements of Network Catalyst, Inc. as of December 31, 2003 and for the year then ended and as of June 30, 2004 and for the six months then ended.


/s/ Squar, Milner, Reehl & Williamson, LLP

Newport Beach, California
October 12, 2004